Exhibit 99.1

NEWS RELEASE

For Immediate Release

TRIZETTO AND MCKESSON SETTLE PATENT DISPUTE

NEWPORT BEACH, Calif. – September 12, 2006 – The TriZetto Group, Inc. (NASDAQ: TZIX) announced today that it has entered into an agreement that settles the patent litigation brought by McKesson Information Solutions LLC. In the lawsuit, McKesson alleged that sales of clinical editing functionality included in TriZetto’s Facets®, QicLinkTM and ClaimFacts® software products infringed McKesson’s United States Patent No. 5,253,164. The agreement ends the litigation between the parties.

TriZetto customers will not be affected by the settlement. TriZetto will pay McKesson a one-time royalty fee of $15 million for a license in the patent that covers past and future use of TriZetto products and services by all existing TriZetto customers. TriZetto customers with maintenance agreements also will continue to receive software version upgrades that include clinical editing capabilities. Going forward, TriZetto will continue to include its clinical editing functionality in versions of Facets sold to new health plan customers with 100,000 or fewer members and in versions of QicLink sold to any new customers. TriZetto has agreed to pay McKesson a royalty fee of 5% of the net licensing revenue received from new sales of Facets and QicLink containing its clinical editing functionality.

As part of the settlement, TriZetto will no longer include its clinical editing functionality in versions of Facets sold to new customers with more than 100,000 members, beginning November 1, 2006. In these cases, new customers may choose their clinical editing solution from available third-party providers, including McKesson.

“Although TriZetto had very strong defenses, this settlement is in the best interest of our customers and our shareholders,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “Our goal was to eliminate the uncertainty of a jury trial and to resolve this litigation as quickly as possible on economic terms that we felt are roughly equivalent to what we would expect to spend even if TriZetto prevailed. With the dispute settled, TriZetto can focus its full attention on creating premier healthcare technology solutions for our customers.”

The $15 million royalty fee is payable in two equal installments on September 30, 2006 and September 30, 2007. All or a significant portion of this fee is expected to be expensed in the third quarter of 2006 in selling, general and administrative expense. The fee will be excluded from Adjusted EBITDA when reported for the third quarter. The royalty fee is expected to negatively impact earnings per share (EPS) by approximately ($0.29) in 2006. As a result, the company’s previous full-year EPS guidance of $0.55 to $0.60 is reduced to $0.26 to $0.31 on a fully diluted share count of approximately 46 million.

About TriZetto

Touching more than 35% of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation. The company provides premier information technology solutions that enhance its customers’ revenue growth, drive their administrative efficiency, and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, California, TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, acquisitions, TriZetto’s operational capabilities, future financial structure, uses of cash, acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; any adverse result in, or settlement of, the McKesson patent litigation matter and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of September 12, 2006. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Contacts:	Investors:		Media:
	Brad Samson		Audrey McDill
	949-719-2220		303-495-7197
	brad.samson@trizetto.com		audrey.mcdill@trizetto.com
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